EXHIBIT 99.1

Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Third Quarter 2006 Results

Company Reports Strong Service Revenue Growth of 38% to $4 million and 14%
Year-over-Year Total Quarterly Revenue Growth

BELLEVUE, WA, November 9, 2006 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of embedded software solutions, today announced financial results for the third quarter of 2006. Total revenue for the quarter was $11.5 million, an increase of 14% from $10.1 million in the third quarter of 2005, and a 9% decrease from $12.6 million in the second quarter of 2006. Total revenue for the first nine months of 2006 was $35.7 million, compared to $30.2 million in the prior year, an increase of 18%.

The company reported a net loss for the quarter of $235,000, or $0.02 per share, including $185,000 in non-cash stock-based compensation expense, which compared to a net loss of $469,000, or $0.05 per share, in the third quarter of 2005, which included no stock-based compensation expense. In the second quarter of 2006, the company reported a net loss of $88,000, or $0.01 per share, which included $175,000 of stock-based compensation expense. For the first nine months of 2006, the company reported a net loss of $1.2 million, or $0.12 per share, compared to a net loss of $1.1 million, or $0.11 per share, in the prior year. The first nine months of 2006 included stock-based compensation expense of $514,000, as compared to none in the prior year, and the company’s research and development expense increased $769,000 year-over-year of which $55,000 is stock-based compensation expense.

Key Results, Achievements and Events:

•	The company launched a new, high-performance version of its SDIO product family, SDIO Hx. Performance is a critical factor for customers creating devices that are connected through embedded WiFi modules and transfer large amounts of data through Voice-over-IP or graphical-intensive applications. Performance is also critical for devices that transfer or store large amounts of data onto memory cards, such as Portable Media Players or handheld GPS devices. BSQUARE’s new SDIO Hx framework provides up to three times the performance of BSQUARE’s previous version of SDIO, a critical differentiator for customers evaluating BSQUARE’s technology against that available from Microsoft;

•	The company announced a new relationship with Dialog Semiconductor whereby BSQUARE has incorporated the Dialog DA9034 Power Management Integrated Circuit (PMIC) into BSQUARE’s upcoming Monahans Reference design. Dialog’s PMIC is a single-chip solution that gives customers unprecedented control and flexibility when managing the power consumption of their devices. By integrating Dialog’s PMIC, customers can save size, weight and cost as well as extend the battery life of unplugged devices. BSQUARE and Dialog will jointly sell and market BSQUARE’s Reference Design and Dialog’s PMIC solution;

•	The company announced a series of new training classes for companies creating devices based on the new release of Microsoft’s Windows CE 6.0 operating system;

•	The company announced a relationship to sell BSQUARE’s training classes and Jumpstart services through Arrow Electronics’ developer tools program. This potentially exposes BSQUARE’s services and technologies to a much wider range of customers through Arrow’s extensive sales force;

•	The company worked on 63 service projects this quarter, up slightly from the year-ago quarter, whereas the average project revenue increased 28% versus the prior year;

•	The company derived revenue from 437 customers; as compared to 368 in the year-ago quarter, an increase of 19%; and

•	The company established a new development center in Longmont, Colorado, to expand its engineering capabilities and service capacity. The company also continued to expand its development centers in Vancouver, British Columbia, Akron, Ohio and Taipei, Taiwan.

Revenue Results

Total software revenue was $7.5 million for the quarter compared to $7.2 million in the third quarter of 2005. Sales of third-party software products, most notably Microsoft Embedded operating systems, were $7.0 million for the quarter, compared to $6.7 million in the third quarter of 2005, an increase of 4%. Third-party software sales were $22.6 million for the first nine months of 2006 as compared to $20.4 million in the prior year, an increase of 11%. New customer revenue attributable to a referral arrangement entered into in the fourth quarter of 2005 accounted for the third-party software sales increases.

Commenting on third-party software sales, Brian Crowley, the company’s chief executive officer, said, “On last quarter’s conference call we mentioned that we expected flat performance in third-party software sales despite a sluggish start to the quarter as we anticipated a rebound in September similar to 2005. Unfortunately, September came in lighter-than-expected, with some orders being pushed into the fourth quarter, resulting in a sequential decline of 17%. However, the impact of lower third-party sales on the gross profit line was partially offset by better-than-expected third-party margin.”

Proprietary software revenue was $494,000 for the quarter compared to $491,000 in the third quarter of 2005. Lower year-over-year SDIO Now! sales were offset by royalty and other software revenue stemming from combined service/software engagements. Proprietary software revenue was $1.7 million for the first nine months of 2006 compared to $2.0 million in the prior year. $300,000 in previously unreported royalties recorded in the second quarter of 2005 accounted for the decline.

Commenting on sales of proprietary products, Crowley said, “We had anticipated a 15% sequential decline in sales of proprietary software versus an actual decline of 39%. Proprietary software revenue was impacted by weaker-than-expected SDIO Now! sales as well as unanticipated negative effects of the announcement by Intel that its PXA application processor product family, which is the basis for our DevKitIDP reference designs, would be sold to Marvell. As a result, many companies which were in the process of evaluating the PXA270 for new designs put their decisions on hold as they evaluated the impact of this sale. After quarter-end, we received reassurances of Marvell’s intentions to continue to support and enhance the current PXA processor family, and we believe that the long-term prospects for the PXA processor family remain strong.”

Service revenue was $4.0 million for the quarter, up 38% from the $2.9 million reported in the third quarter of 2005, driven by improved market strength and sales execution. Billable hours increased 44% this quarter as compared to the third quarter of 2005, offset by a 9% decrease in realized rate per hour. The company is engaged in several Asia Pacific contracts where it is providing services at relatively low rates in exchange for guaranteed royalty payments in the future which caused the year-over-year rate per hour decline. The company recognized its first royalty revenue from these contracts this quarter and expects the amount to increase in the fourth quarter. Service revenue for the first nine months of 2006 was $11.4 million, an increase of 46% as compared to $7.8 million in the prior year. The increase was attributable to the factors noted previously.

“Service revenue in the quarter was stronger than anticipated with the 12% sequential increase exceeding the 5% estimate provided on last quarter’s call,” continued Crowley. “Based on our current backlog and sales pipeline, we expect this momentum to continue into the fourth quarter.”

Gross Profit Margin Results

Overall gross profit was $2.8 million for the quarter, or 24.6% of revenue, as compared to $2.3 million, or 22.3% of revenue, in the third quarter of 2005, with the higher gross profit driven by higher revenue levels, particularly engineering services. Software gross margin was 20.9% for the quarter, compared to 19.2% in the third quarter of 2005 with the increase driven by a higher gross margin on third-party software sales. Third-party software margin was 16.6% this quarter as compared to 14.2% in the third quarter of 2005. Service gross margin was 31.3% for the quarter, compared to 29.9% in the third quarter of 2005 with the increase driven by higher activity levels partially offset by a decrease in the realized rate per hour discussed previously. Overall gross profit was $8.2 million, or 22.8% of revenue, for the first nine months of 2006 compared to $6.7 million, or 22.1% of revenue, in the prior year.

Scott Mahan, BSQUARE’s chief financial officer, commented, “We expect service margin to improve again sequentially in the fourth quarter driven by higher revenue and improved utilization. We posted an adjusted service margin of 36% in the fourth quarter of 2005 and we expect our fourth quarter 2006 margin to be near that same level. We expect our third-party software margin percentage to decline some in the fourth quarter on higher revenue.”

Operating Expenses

For the quarter, operating expenses were $3.2 million, compared to $2.8 million in the third quarter of 2005. Selling, general and administrative expenses increased $195,000 year-over-year driven by $120,000 in stock-based compensation expense not present in 2005 and increases in sales expenses to support the company’s growth in both domestic and international markets. Research and development expenses increased $189,000 year-over-year to support the company’s increased focus on proprietary product development. Total operating expenses were $9.6 million for the first nine months of 2006 as compared to $7.9 million in the prior year period with the increases driven by the factors noted previously. “Total operating expenses have been flat, or down, for the last two quarters and we currently expect fourth quarter expenses to be roughly in-line with this quarter’s levels,” continued Mahan.

Cash Flows

The company’s cash, cash equivalents and short-term investments decreased to $10.2 million at September 30, 2006 as compared to $11.0 million at June 30, 2006 ($1.2 million of the balance is restricted in each case). The decrease was driven by a concentration of this quarter’s sales into the latter part of the quarter and negative working capital impacts related to the timing of Microsoft embedded operating system sales in the quarter. Royalties payable to Microsoft declined $903,000 at September 30, 2006 as compared to June 30, 2006. Days sales outstanding were 50 this quarter, up from 48 in the second quarter. “Our current expectation is to make up a good portion of this quarter’s cash short fall in the fourth quarter,” concluded Mahan.

Outlook

“We continue to focus on expanding our family of reference designs, broadening our SDIO platform and growing our service revenue. In conjunction with this, we are looking to develop deeper relationships with our silicon manufacturer partners. We believe that these initiatives will translate into higher sales of BSQUARE proprietary products and engineering services. Based on current visibility into the fourth quarter, we are anticipating total quarterly revenue to increase approximately 17% sequentially, and approximately 6% year-over-year, with increases coming in all revenue components,” Mr. Crowley concluded.

Conference Call

Management will host a conference call today, November 9, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To access the call, please dial 888-968-4556, or 973-582-2778 for international callers, and reference “BSQUARE Corporation Third Quarter 2006 Earnings Conference Call.” A replay will be available for one week following the call by dialing 877-519-4471 or 973-341-3080 for international callers; reference pin number 8007086. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31, 2005
	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,603	$7,694
Short-term investments	6,350	1,800
Accounts receivable, net of allowance for doubtful accounts of $689 at September 30, 2006 and $687 at December 31, 2005	6,808	7,296
Prepaid expenses and other current assets	352	440

Total current assets	16,113	17,230
Equipment, furniture and leasehold improvements, net	841	792
Intangible assets, net	152	304
Restricted cash	1,200	1,200
Other non-current assets	52	44

Total assets	$18,358	$19,570

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,242	$2,662
Other accrued expenses	2,972	3,298
Accrued compensation	1,187	964
Accrued legal fees	534	534
Deferred revenue	172	270

Total current liabilities	7,107	7,728
Deferred rent	361	379
Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,592,856 shares issued and outstanding at September 30, 2006 and 9,553,566 shares issued and outstanding at December 31, 2005	118,985	118,393
Accumulated other comprehensive loss	(416)	(423)
Accumulated deficit	(107,679)	(106,507)

Total shareholders’ equity	10,890	11,463

Total liabilities and shareholders’ equity	$18,358	$19,570

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Revenue:
Software	$7,454	$7,158	$24,354	$22,432
Service	4,041	2,938	11,370	7,795

Total revenue	11,495	10,096	35,724	30,227

Cost of revenue:
Software	5,893	5,783	19,427	17,552
Service (1)	2,775	2,059	8,146	5,988

Total cost of revenue	8,668	7,842	27,573	23,540

Gross profit	2,827	2,254	8,151	6,687

Operating expenses:
Selling, general and administrative (1)	2,500	2,305	7,524	6,563
Research and development (1)	682	493	2,095	1,326

Total operating expenses	3,182	2,798	9,619	7,889

Loss from operations	(355)	(544)	(1,468)	(1,202)
Interest and other income	120	75	322	217

Loss before income taxes	(235)	(469)	(1,146)	(985)
Income tax expense	—	—	(26)	(66)

Net loss	$(235)	$(469)	$(1,172)	$(1,051)

Basic and diluted loss per share	$(0.02)	$(0.05)	$(0.12)	$(0.11)

Shares used in calculation of basic and diluted loss per share	9,589	9,542	9,580	9,538

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$45	$—	$127	$—
Selling, general and administrative	120	—	332	—
Research and development	20	—	55	—

Total stock-based compensation expense	$185	$—	$514	$—